Exhibit 99.1

Press Release	contacts:	Alfred G. Merriweather	Jeremiah Hall
		Chief Financial Officer	Feinstein Kean Healthcare
		Tel: 650 624 4576	Tel: 415 677 2700
		amerriweather@	jeremiah.hall@
		monogrambio.com	fkhealth.com

Monogram Announces Second Quarter 2006 Financial Results

Revenue of $13.4 million;

Collaboration with Pfizer for Co-Receptor Tropism Assay Implemented

— Conference call today at 10:00 a.m. ET —

SOUTH SAN FRANCISCO, Calif., July 25, 2006 – Monogram Biosciences, Inc. (Nasdaq: MGRM) today reported financial results for the quarter ended June 30, 2006.

Second Quarter Results

The Company had revenue of $13.4 million for the second quarter of 2006, which was 8 percent higher than revenue of $12.4 million for the second quarter of 2005. Driving this increase was revenue from the Company’s HIV testing products, which grew 16 percent to $12.8 million in the second quarter of 2006 compared to $11.0 million for the same period in 2005.

For the second quarter of 2006, a net loss of $21.8 million, or $0.17 per common share, was recorded, compared to a net profit of $0.7 million, or $0.01 per common share, for the same period in 2005. Included in these results were substantial non-cash items related to the Contingent Value Rights (CVRs) and stock-based compensation, which are described below under “Proforma Results.” On a proforma basis, adjusted for these non-cash items, the net loss was $3.3 million, or $0.03 per share, in the second quarter of 2006 compared to a net loss of $2.6 million, or $0.02 per share, in the same period of 2005.

Six Months’ Results

The Company had revenue of $26.6 million for the first half of 2006, which was 19 percent higher than revenue of $22.4 million for the same period in 2005. Revenue from the Company’s HIV testing products grew 26 percent to $25.0 million in the first half of 2006 compared to $19.9 million for the same period in 2005.

For the six months ended June 30, 2006, a net loss of $25.1 million, or $0.19 per common share, was recorded, compared to a net loss of $6.7 million, or $0.06 per common share, for the same period in 2005. On a proforma basis, adjusted for non-cash items, the net loss was $4.7 million, or $0.04 per share, in the six months ended June 30, 2006 compared to a net loss of $6.7 million, or $0.06 per share, in the same period of 2005.

Cash Resources

The Company had $35.2 million in cash resources (comprising cash, cash equivalents and short-term investments) at June 30, 2006. During the second quarter, the Company received proceeds of $25 million from Pfizer’s investment in Monogram and paid out approximately $57 million in settlement of the liability under the CVRs. Adjusting for these items, cash resources at June 30, 2006 were approximately unchanged from March 31, 2006.

Recent Corporate Highlights

“This has been a pivotal quarter for Monogram,” said William D. Young, Chairman and CEO of Monogram. “We entered into an important collaboration with Pfizer to make our Co-Receptor Tropism Assay available globally in support of maraviroc, Pfizer’s first-in-class CCR5 inhibitor. We eliminated the overhang of the CVRs on our financial position and on our stock, expanded our intellectual property position and made substantial progress in improving the consistency and reproducibility of our eTag assay.”

“The use of our Co-Receptor Tropism Assay for patient selection in the phase III trials of maraviroc provides the potential for a ‘first’ in HIV in the form of a drug that requires a molecular diagnostic for patient selection,” added Young. “We are tremendously excited about moving forward with our Pfizer collaboration to prepare for commercial availability of our assay should this be required as part of clinical use after approval of the drug.”

“In oncology, we have continued to refine the eTag assay as we simultaneously gain experience from its routine operation in our lab and continue our evaluation of correlations between protein dimers and clinical response,” continued Young. “We are seeing good consistency in two separate cohorts of breast cancer samples, and plan to continue these studies to develop and validate predictive algorithms.

“As important as the operational progress in both HIV and oncology, is the expansion of the intellectual property around our key technologies and their commercial applications,” said Young. “In this regard, we have recently received notices of allowance from the U.S. Patent Office in respect of five patents that we believe will provide important protection for the detection of co-receptor tropism in HIV and the detection of protein dimers using eTag technology.”

“Finally, with the CVR liability settled, we can now move forward without the overhang that the CVR represented for our stock and our financial position. With $35.2 million in cash, we feel we are well placed financially to advance our opportunities in HIV and oncology.”

Corporate:

•	Closed a $25 million investment by Pfizer, Inc. through a 3% Senior Secured Convertible Note, due in 2010 and convertible at a price of $2.7048 per share.

•	Eliminated the overhang represented by the CVRs.

•	Ended the second quarter of 2006 with total cash and cash investments of $35.2 million.

•	Recorded record quarterly revenue of $13.4 million.

HIV:

•	Initiated planning under our multi-year collaboration agreement with Pfizer to provide worldwide availability of Monogram’s Co-Receptor Tropism Assay for patient use.

•	Provided testing services in the Phase III clinical trial for maraviroc, Pfizer’s investigational CCR5-inhibitor drug.

•	Provided testing services in support of a first-in-class integrase inhibitor compound in a Phase III trial by Merck & Co.

•	Provided testing services, including assays for co-receptor tropism and drug susceptibility, to Schering Plough to support the clinical development of vicriviroc, Schering Plough’s investigational CCR5 receptor antagonist.

•	Received notices of allowance for four U.S. patents for assessing the efficacy of entry inhibitors, including the measurement of resistance of HIV to entry inhibitors, and the identification of co-receptor usage by HIV (i.e. CCR5 and CXCR4).

Oncology:

•	Developed numerous enhancements to the eTag assay and incorporated these into the development laboratory, where we have been running the assay on a routine basis since January 2006 to assess and optimize assay characteristics.

•	Continued the analysis of activated signaling pathways in clinical cohorts in breast cancer to establish and confirm observed relationships between EGFR/Her family receptor interactions and clinical response and survival. Consistent patterns are emerging from this work and, if confirmed through further analysis of existing cohorts, will be evaluated in a validating study.

•	Received a notice of allowance for a U.S. patent for the use of Monogram’s eTag technology for detecting protein dimers. The patent covers detection of homodimers and heterodimers and detection of specific protein dimers, including some, such as Her2, that are thought to play a significant role in cancer.

Outlook

The following are the key objectives on which we are focused:

HIV:

•	Continue to grow annual HIV testing revenues, driven by the use of our assays in support of our pharmaceutical company customers’ HIV drug development pipeline, including current and anticipated clinical trials of CCR5 entry inhibitors and integrase inhibitors.

•	Continue planning, through our collaboration with Pfizer, for possible use of our Co-Receptor Tropism Assay with Pfizer’s maraviroc and other CCR5 entry inhibitor drugs in potential early access programs as well as in commercial use around the world following approval of the drugs by the FDA and international regulatory agencies.

Oncology:

•	Validate the eTag EGFR/HER test panel in our CLIA certified clinical laboratory for clinical application to breast cancer, non-small-cell lung cancer and other EGFR pathway-driven tumors.

•	Demonstrate the clinical utility of the eTag assay by developing predictive algorithms of patient response to targeted inhibitors of the EGFR/HER pathway in breast and lung cancers.

•	Develop clinical data in support of the anticipated introduction of our first commercial eTag assay in oncology, a test panel measuring activated EGFR/HER family receptors related to approved targeted cancer therapies.

•	Establish and extend research and clinical collaborations with pharmaceutical and biotechnology companies for application of the eTag technology to drug development.

Following the financial statements below, Monogram has provided supplemental information to help investors and media gain further insights into its business.

Proforma Results

There were several non-cash items that affected results for the quarters ended June 30, 2006 and 2005 and were recorded as follows:

•	“Mark-to-market” adjustments to the liability established for the payment on the CVRs issued as part of the merger consideration for ACLARA are reflected as non-operating income and expense in the statement of operations. The adjustment in the quarter ended June 30, 2006 was based on the actual determination, in June 2006, at $0.88 per CVR. In prior quarters, these adjustments were based on the actual closing price of the CVRs on the OTC bulletin board, which was $0.63 per CVR at both December 31, 2005 and March 31, 2006. This revaluation led to a $16.5 million unfavorable adjustment in the second quarter of 2006.

•	Unfavorable adjustments of $2.0 million and $0.7 million for stock-based compensation are reflected in operating expenses for the second quarter of 2006 and 2005, respectively. These items include the net impact in 2005 of variable accounting on all former ACLARA stock options as a result of the CVRs, recognition of expense based on the value of CVRs related to former ACLARA stock options that vested during the period in 2005 and 2006, and charges in the second quarter of 2006 for stock-based compensation in accordance with SFAS 123R which was adopted by the Company effective January 1, 2006.

The Company is reporting proforma results excluding these items to provide a clearer view of ongoing expenses without the impact of merger-related costs and non-cash stock-based compensation. A reconciliation of these proforma results to GAAP results is included with the Statement of Operations data attached to this release.

Capital Structure and Contingent Value Rights

At June 30, 2006, a total of 130.6 million shares of common stock were outstanding. Stock options and warrants outstanding are 19.1 million shares and 1.7 million shares of common stock, respectively. Pfizer’s $25 million convertible note is convertible into approximately 9.2 million shares of common stock.

In June 2006, a payment of approximately $57 million in cash was made in full settlement of the outstanding CVRs. There are no CVRs outstanding at June 30, 2006.

Conference Call Details

Monogram will host a conference call today at 10 a.m. Eastern Time. To participate in the live teleconference please call (800) 289-0743, or (913) 981-5546 for international callers, fifteen minutes before the conference begins. Live audio of the call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. Access to live and archived audio of the conference call will be available by following the appropriate links at www.monogrambio.com and clicking on the Investor Relations link. Following the live broadcast, a replay of the call will also be available at (888) 203-1112, or (719) 457-0820 for international callers. The replay passcode is 7043661.

The information provided on the teleconference is only accurate at the time of the conference call, and Monogram assumes no obligation to provide updated information except as required by law.

About Monogram

Monogram is advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved antiviral therapeutics and vaccines as well as targeted cancer therapeutics. More information about the Company and its technology can be found on its web site at www.monogrambio.com.

Forward Looking Statements

Certain statements in this press release and attached supplemental information are forward-looking. These forward-looking statements include references to the potential for an HIV drug that requires a molecular diagnostic for patient selection, plans for further development of the eTag technology and anticipated validation in a CLIA setting, expected protection provided by recently allowed patents, the ability of the Company to advance its opportunities in HIV and oncology, activities expected to occur in connection with the Pfizer collaboration, and the statements under “Outlook”. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that regulatory authorities may not require a molecular diagnostic for patient selection for an HIV drug, risks related to the implementation of the collaboration with Pfizer; risks and uncertainties relating to the performance of our products; the growth in revenues; the size, timing and success or failure of any clinical trials for CCR5 inhibitors, entry inhibitors or integrase inhibitors; the use of our Co-Receptor Tropism Assay for patient use in the event of approval of any CCR5 inhibitors; the ability of our eTag assays to predict response to particular therapeutic agents, our ability to successfully conduct clinical studies and the results obtained from those studies; whether larger confirmatory clinical studies will confirm the results of initial studies; our ability to establish reliable, high-volume operations at commercially reasonable costs; expected reliance on a few customers for the majority of our revenues; the annual renewal of certain customer agreements; actual market acceptance of our products and adoption of our technological approach and products by pharmaceutical and biotechnology companies; our estimate of the size of our markets; our estimates of the levels of demand for our products; the impact of competition; the timing and ultimate size of pharmaceutical company clinical trials; seasonal effects on revenue due to holiday periods which often affect the first and third quarters; whether payors will authorize reimbursement for our products and services; whether the FDA or any other agency will decide to further regulate our products or services; whether we will encounter problems or delays in automating our processes; the ultimate validity and enforceability of our patent applications and patents; the possible infringement of the intellectual property of others; whether licenses to third party technology will be available; whether we are able to build brand loyalty and expand revenues; and whether we will be able to raise sufficient capital in the future, if required. For a discussion of other factors that may cause our actual events to differ from those projected, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

PhenoSense and eTag are trademarks of Monogram Biosciences, Inc.

~financials to follow~

MONOGRAM BIOSCIENCES, INC.

SELECTED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue:
Product revenue	$12,757	$11,005	$25,003	$19,858
Contract revenue	620	1,409	1,623	2,550

Total revenue	13,377	12,414	26,626	22,408

Operating costs and expenses:
Cost of product revenue	5,664	4,975	11,345	9,314
Research and development	5,208	4,914	9,783	8,948
Sales and marketing	4,067	3,313	7,445	5,821
General and administrative	4,282	3,155	7,863	4,857

Total operating costs and expenses	19,221	16,357	36,436	28,940

Operating loss	(5,844)	(3,943)	(9,810)	(6,532)

Interest and other income, net	544	569	1,143	1,104
CVR valuation adjustment	(16,464)	4,062	(16,450)	(1,244)

Net Income (loss)	(21,764)	688	(25,117)	(6,672)

Net income (loss) per common share:
Basic	$(0.17)	$0.01	$(0.19)	$(0.06)

Diluted	$(0.17)	$0.01	$(0.19)	$(0.06)

Weighted-average shares used in computing net income (loss) per common share:
Basic	130,348	122,815	129,983	120,099

Diluted	130,348	129,087	129,983	120,099

Reconciliation of Proforma Results to GAAP

Net income (loss)	$(21,764)	$688	$(25,117)	$(6,672)
Adjustments for non cash items:
CVR valuation adjustment	16,464	(4,062)	16,450	1,244
Stock based compensation	2,041	741	3,925	(1,246)

Proforma net income (loss)	(3,259)	(2,633)	(4,742)	(6,674)

Proforma net income (loss) per common share:
Basic	$(0.03)	$(0.02)	$(0.04)	$(0.06)

Diluted	$(0.03)	$(0.02)	$(0.04)	$(0.06)

Management believes that this proforma financial data supplements our GAAP financial statements by providing investors with additional information which allows them to have a clearer picture of the Company’s operations, financial performance and the comparability of the Company’s operating results from period to period as they exclude the effects of costs related to the Company’s merger with ACLARA that management believes are not indicative of the Company’s ongoing operations and the impact of stock-based compensation. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Above, management has provided a reconciliation of the proforma financial information with the comparable financial information reported in accordance with GAAP.

MONOGRAM BIOSCIENCES, INC.

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	June 30, 2006	December 31, 2005
		(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$3,584	$7,616
Short-term investments	31,567	57,398
Restricted cash	—	50
Accounts receivable, net	6,977	9,063
Prepaid expenses	768	1,107
Inventory	1,309	1,170
Other current assets	566	790

Total current assets	44,771	77,194
Property and equipment, net	8,348	8,580
Goodwill	9,927	9,927
Other assets	2,251	1,977

Total assets	$65,297	$97,678

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,123	$1,751
Accrued compensation	2,363	2,271
Accrued liabilities	5,759	4,116
Current portion of restructuring costs	1,466	1,417
Deferred revenue	824	383
Current portion of loans payable and capital lease obligations	204	596
Contingent value rights	2,694	42,676

Total current liabilities	14,433	53,210
Long-term convertible promissory note	25,000	—
Long-term portion of restructuring costs	1,554	1,916
Other long-term liabilities	673	781

Total Liabilities	41,660	55,907

Commitments
Stockholders’ equity:
Common stock	130	128
Additional paid-in capital	274,314	267,526
Accumulated other comprehensive loss	(402)	(514)
Deferred compensation	—	(81)
Accumulated deficit	(250,405)	(225,288)

Total stockholders’ equity	23,637	41,771

Total liabilities and stockholders’ equity	$65,297	$97,678

(1)	The balance sheet data at December 31, 2005 is derived from audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

MONOGRAM BIOSCIENCES, INC.

SUPPLEMENTAL INFORMATION

To provide additional insights to investors, the following information is provided in a question and answer format.

HIV

1.	What is the nature of the collaboration agreement with Pfizer?

The collaboration agreement announced in May 2006 provides a framework in which Pfizer and Monogram will collaborate to make Monogram’s Co-Receptor Tropism Assay available globally. Monogram’s Co-Receptor Tropism Assay has been used for patient selection in Pfizer’s phase III trial of maraviroc, its CCR5 inhibitor drug for treatment of HIV. Having been used for patient selection in the clinical trials, it is possible that the test will also be required in clinical use after drug approval. This collaboration puts in place arrangements that are designed to make sure that the test can be available in countries outside of the U.S. where Pfizer, after regulatory approval, wishes to commercialize maraviroc.

The agreement runs through December 31, 2009, but is renewable by Pfizer for five separate one year terms after that date. Monogram will be responsible for making the Co-Receptor Tropism Assay available in the U.S. Outside the U.S., Pfizer will take the lead in commercializing the assay. The agreement is subject to certain performance standards by Monogram and a Joint Steering Committee oversees the collaboration.

Also in May 2006, we extended the existing Co-Receptor Tropism assay services agreement with Pfizer to provide support for potential additional Pfizer clinical programs through December 31, 2009.

2.	What are the economic aspects of the agreements with Pfizer?

There were two separate aspects to the arrangements with Pfizer. The first was a $25 million financing and this is described in the Financial section of this Q&A. The second is a collaboration that is designed to make Monogram’s Co-Receptor Tropism Assay available globally.

With regard to the U.S. market, we intend to make our tests available through the same direct channels that we have used successfully in the past. While we may work collaboratively with Pfizer’s commercial organization after approval of maraviroc, we will have full control over our U.S. marketing activities. We will independently set our commercial price for the Co-Receptor Tropism Assay and obtain reimbursement for the assay. Outside of the U.S. Pfizer will lead the commercial effort and so will be responsible for, and incur the costs of, sales, marketing, reimbursement and regulatory matters. We will be responsible for logistics and medical education in those countries where Pfizer elects to market maraviroc. However, Pfizer will reimburse us for all of our costs incurred in these activities. These costs are potentially substantial, but, due to Pfizer’s funding, will not place a burden on our P&L or cash flows. Pfizer will also buy tests from Monogram.

3.	What is the status of the CCR5 class of HIV drugs and what has been the impact of the CCR5 clinical trials on your business?

The initiation of phase III trials for the first in the new class of CCR5 inhibitor drugs in late 2004 was the primary factor in the 31% increase in our total revenue in 2005, compared to 2004. This strong revenue contribution continued in the first and second quarters of 2006. The most advanced CCR5 compound in clinical development is Pfizer’s maraviroc, for which a phase III trial has been ongoing throughout 2005 and is continuing in 2006. Enrolment is believed to be completed and Pfizer has indicated a goal of submitting an NDA for maraviroc to the FDA by the end of 2006. However we cannot be assured that this will in fact occur.

A second planned phase III trial, by GlaxoSmithKline (GSK), was cancelled in October 2005 as a result of unfavorable phase II results. While the immediate testing opportunity presented by that particular trial is no longer present, we continue to work with GSK under a services agreement in support of its continuing HIV programs. A third program, by Schering Plough, is ongoing although it is not clear when, or if, a phase III trial may be initiated. We continue to provide testing services to Schering in support of the ongoing clinical development of vicriviroc, their investigational CCR5 inhibitor.

Our testing services are used in clinical programs of CCR5 entry inhibitor drugs, for patient selection and monitoring utilizing our Co-Receptor Tropism Assay, and for optimization of patients’ background treatment regimens utilizing our PhenoSense GT test.

The CCR5 inhibitor class of drugs has been the major driver of our revenue growth in recent quarters. While the large phase III programs are significant to our revenue, we have a total of over 60 pharmaceutical, biotechnology and research organizations for which pharmaceutical testing has been routinely conducted. In addition, other types of entry inhibitors, as well as a new class of integrase inhibitors, are progressing though the drug development pipeline and may provide additional opportunities for our pharmaceutical testing services.

4.	What will be the future impact of new HIV drug classes on your business?

The most immediate opportunity is represented by the CCR5 inhibitor class. This class of drug blocks the use by HIV of the patient’s CCR5 co-receptor, if this co-receptor is being used for entry by HIV into cells. Accordingly, knowing whether the CCR5 co-receptor is being used by HIV in a particular patient is critical for drug efficacy, and potentially for drug safety. The relevance of our tests will be determined in large part by how these drugs progress through their clinical trials and through FDA review and approval, although in the current Phase III trials our Co-receptor Tropism Assay is being used for patient selection and our PhenoSense GT assay is being used for optimization of background therapies prior to initiation of treatment with the investigational CCR5 inhibitor compound. There is always the risk that the drugs will not be successful in their trials, that trials will not be completed, that the drugs will not be approved by the FDA, or that if the drug is approved, our tests will not be deemed necessary. If the drugs are successful, however, then it is possible that our tests will be used in conjunction with the drugs in clinical use after FDA approval. Also, new HIV drugs are often made available in “early access programs” after completion of phase III clinical trials but before approval for marketing. In both of these circumstances, we believe the provision of testing services in support of the CCR5 inhibitor class of drugs could provide a meaningful increment to our HIV business over the long term.

But this is not the only area of current drug development for HIV. There are other types of entry inhibitors, including Fuzeon® from Roche (the only currently approved drug in its class), as well as many others in earlier stages of development. For these drugs, we have our PhenoSense GT test that can be used for optimization of background therapy, and our PhenoSense Entry assay that can be used to assess resistance to this class of drugs, both in clinical trials and in commercial use.

Also there is an exciting new HIV drug class, integrase inhibitors, the first of which has recently entered Phase III trials. For this class of drugs we can also provide our PhenoSense GT test for optimization of background therapy in clinical trials, and our PhenoSense Integrase assays that can be used to assess resistance to this new class of drugs, both in clinical trials and in commercial use.

New classes of drugs add both to the richness of potential treatment options for patients and also to the potential testing opportunity for Monogram. For us, this means opportunity not only for our current genotypic and phenotypic tests but also for our new class-specific tests that are made available initially to pharmaceutical companies and over time, as these new drugs are approved, to physicians.

5.	What is the status of your agreement with Merck for its phase III trial?

In February 2006, we announced that our tests are being used in a phase III trial of an integrase inhibitor by Merck & Co. This is the first phase III trial for a drug in this new class. We believe the initiation of this trial is indicative of a robust drug development pipeline, both in terms of new drugs being developed and new classes of drug being pursued by our pharmaceutical company customers. The selection by Merck of our tests for use in this trial is consistent with the leadership position that we have established as the partner for over 60 pharmaceutical, biotechnology and research organizations, including almost every company with a significant HIV drug development program. There are over 60 drugs in development, more than half of which are in the new classes of entry inhibitors, integrase inhibitors and assembly inhibitors.

6.	How unique and proprietary are your tests for tropism and HIV entry?

Our Co-Receptor Tropism Assay and our HIV Entry Assay offer unique and proprietary advantages over other potential approaches.

Regarding the technical advantages of these tests, in February 2006, we presented the results of a study detailing the difficulties inherent in genotypic methods for predicting co-receptor tropism and assessing the resistance of HIV to entry inhibitor drugs. The study entitled “Challenges in Predicting HIV-1 Co-Receptor Tropism from V3 Region Genotype Data” was presented by Monogram scientists at the 4th European HIV Drug Resistance Workshop in Monte Carlo, France. The study used patient-derived virus sequences representing multiple subtypes of HIV-1, and found that sensitivity for detection of viruses using the CXCR4 co-receptor varied widely depending on viral sub-type and on the interpretation system used. In comparison to phenotypic analysis which accurately and directly measures co-receptor usage, genotypic measures, on average, were only approximately 65% accurate, and in many cases were even less accurate.

Regarding the proprietary nature of these tests, they are covered by our fundamental patents for phenotypic analysis. In addition, in May 2006 we received four notices of allowance from the U.S. Patent Office related to the use of Monogram’s PhenoSense™ technology for assessing the likely efficacy of entry inhibitors, a new class of drug that prevents HIV from entering cells. Monogram’s tests measure co-receptor tropism and the susceptibility or resistance of HIV to entry inhibitors, critical elements in the development and use of these new drugs. The phenotypic approach covered by these allowed patents is able to directly and accurately assess the susceptibility or resistance of a patient’s HIV to entry inhibitors, and to determine to what extent a patient’s virus is able to gain entry into cells via one or other, or a mixture, of the two major co-receptors, CCR5 or CXCR4, that are used in conjunction with the virus’ primary receptor, CD4. The allowed patents cover an approach that is able to directly assess resistance to entry inhibitors, the identification of co-receptor usage, screening for new entry inhibitor compounds and an antibody response capable of blocking infection. Monogram’s assays utilizing these methods include the PhenoSense Entry Assay that assesses resistance of HIV to all classes of entry inhibitor drugs and the Co-Receptor Tropism Assay that identifies the ability of a patient’s HIV to enter cells using specific co-receptors such as CCR5. We believe these patents are important because the envelope region of the virus (the area involved in cell entry) has a particularly heterogeneous genetic sequence. This renders genotypic methods significantly less effective for measuring co-receptor tropism and resistance to specific viral entry inhibitors, giving Monogram’s phenotypic methods significant advantages.

7.	What has been the performance of your patient testing business?

We no longer break out separately the “patient testing” and “pharmaceutical testing” revenues. While the late-stage CCR5 entry inhibitor clinical trials have added a significant increment to our overall business, we believe that some patients who might otherwise receive our PhenoSense GT test in our ongoing commercial patient testing service, in fact receive this test through their participation in a clinical trial. While we cannot quantify this phenomenon we do believe that this has the effect of moving revenue from what we have traditionally called patient testing revenue to the category that we have traditionally called pharmaceutical testing. Also, in the future, if these drugs are made available in an “early access” program after completion of the phase III trial but before approval, as is often the case with HIV drugs, then it is possible that this blurring of the line between “patient testing” and “pharmaceutical testing” could increase. Accordingly, and to avoid this confusion, we are now reporting our HIV revenues as one combined category.

Oncology

8.	What is eTag technology? How will eTag assays be used?

Our eTag assays enable detailed analysis of activated protein drug targets and signaling pathways in cancer cells, including FFPE samples, which is the standard format in most pathology labs. The unique capability of eTag assays is the ability to directly measure, quantitatively and precisely, activated pathway status by measuring protein complexes, not just indirect measures such as gene mutations and gene expression levels. The assays are designed to provide information on a drug’s mechanism of action, selectivity and potency in a biological setting in pre-clinical research, and enable enrichment or selection of clinical trial populations later in a drug’s development. In addition, we believe these assays may ultimately be used to help physicians better determine whether certain therapies are more appropriate for individual cancer patients, and whether to combine therapies with different mechanisms or properties for such patients.

9.	What will your first commercial oncology product be?

We are focused on an eTag assay panel to predict responsiveness of individual patients to drugs that target the EGFR/HER pathway. Currently approved drugs of this type are Herceptin, Tarceva, Iressa and Erbitux. While the details of our first test panel are still being determined, we have completed some initial market research that has validated our existing priorities of breast cancer and lung cancer as the two markets in which there could be a near term commercial opportunity for an eTag-based test. In breast cancer, there may be two opportunities based on evolving treatment settings for Herceptin. One is the opportunity for a better test to support the use of Herceptin in late stage treatment regimens for advanced disease. A second and potentially larger opportunity may be for an improved test (in relation to existing tests) to support the potential for use of Herceptin in patients with early stage disease. In lung cancer, current approaches to the selection of patients who are likely to respond to targeted therapies are even more uncertain, and we believe that the accurate assessment of activated drug targets in individual patients using the eTag assay has the potential to address this need. The details and timing of our initial products are still dependent on the nature and timing of clinical data that is being generated in our clinical studies.

10.	What is the status of your clinical studies for the eTag EGFR/HER test panel?

We are engaged in many clinical collaborations with investigators in academia who are experts in their respective fields. The goals of these collaborations include the elucidation of receptor tyrosine kinase (RTK) expression and dimerization patterns across the disease landscape using the eTag assay to precisely quantify and characterize signal pathway activation in individual tumors, and to identify the correlates of response to targeted therapies of the

EGFR pathway. These are accomplished by making measurements of RTK expression and dimerization in formalin-fixed, paraffin-embedded specimens and correlating those measurements with measures of objective response and survival in cohorts of patients that were treated with a specific EGFR/HER inhibitor. Once established, those correlations must be confirmed and validated using independent cohorts where predictive algorithms based on initial findings can be verified, improved, and refined.

These studies are focused on several solid tumors, all of which share the characteristic that they depend upon dysregulation of the EGFR pathway for their continued proliferation and survival. Based on what is already known about the pathogenesis of these tumors and the mechanisms of action of the drugs that are used to inhibit them, we expect that the unique ability of the eTag assay to identify and quantitate protein dimers will allow us to discriminate among patients who are more or less likely to respond to specific EGFR-pathway inhibitors, whether they be monoclonal antibodies or small molecule tyrosine kinase inhibitors. To date, we have generated some very promising results in both breast and lung cancer studies, and we are in the process of confirming and extending those initial findings. We intend to publish and present the results of our analyses, in collaboration with our academic colleagues, once we have completed the necessary studies demonstrating the clinical utility of the eTag approach.

Financial

11.	What has been your use of cash?

During 2005, the overall reduction in our cash resources (comprising cash, cash equivalents and investments) was approximately $14 million. During the first quarter of 2006, there was an overall increase in cash resources of $2.4 million, resulting from $3.0 million in cash proceeds from the exercise of stock options. Cash provided by operations in the first quarter was approximately $0.3 million, favorably affected by improvement in accounts receivable collections. During the second quarter of 2006, the change in cash was affected by the CVR payment of $57.1 million, offset by proceeds from Pfizer’s investment of $25 million. Excluding these items, there was a net reduction in cash and cash investments in the second quarter of $0.6 million. The following table shows these amounts by quarter:

	2005				2006
$ millions	Q1	Q2	Q3	Q4	Q1	Q2
Cash provided by (used in) operations (1)	$(2.6)	$(1.8)	$(4.4)	$(4.9)	$0.3	$0.2
Cash used in CVR settlement	—	—	—	—	—	(57.1)
Cash used in merger transaction costs	(4.7)	—	—	—	—	—
Cash used in investing activities (2)	(1.5)	(1.2)	(0.6)	(0.3)	(0.6)	(0.8)
Cash provided by financing activities	4.5	2.1	0.8	0.5	2.7	25.4

	$(4.3)	$(0.9)	$(4.2)	$(4.7)	$2.4	$(32.3)

(1)	Cash used in operations excludes the payment on the CVR liability.
(2)	Cash used in investing activities excludes purchase and maturities/sales of investments.

12.	What is your current cash position?

At June 30, 2006 we had cash resources (comprising cash, cash equivalents and investments) of approximately $35 million.

13.	What are the details of your investment from Pfizer?

In May 2006, Pfizer invested $25 million in Monogram through a 3% Senior Secured Convertible Note. This note is:

•	payable four years from issuance, in May 2010,

•	bears interest at 3%, payable quarterly in cash or common stock at our option,

•	convertible at any time at Pfizer’s option at a conversion price of $2.7048 per share,

•	automatically converted at any time if the closing price of our common stock is $4.06 or greater for 20 out of 30 consecutive trading days,

•	covered with regard to the resale of the shares of common stock issuable on conversion and in payment of interest by a Form 3 registration statement that has been declared effective by the SEC,

•	secured by the assets of our HIV testing business,

•	documented in financing agreements that will be filed with the SEC as exhibits to our Form 10Q for the quarter ended June 30, 2006.

14.	What was the impact of the CVR liability and how will there be any future impact?

The final determination of the amount of the actual liability under the CVRs was made in June 2006 based on the volume weighted average prices of our common stock during the fifteen trading days commencing Friday May 19, 2006 and ending on Friday June 9, 2006. Because this average price was less than $2.02 per share, the maximum payment of $0.88 per CVR, or approximately $57 million in the aggregate, became payable in respect of all outstanding CVRs. Although approximately $24.6 million of this amount could have been paid in shares of our common stock, we elected to make the entire payment in cash. There are no CVRs outstanding at June 30, 2006. Additional information on the CVRs is included in our SEC filings.

Additional amounts will become due upon the future exercises of ACLARA stock options. There are approximately 3.4 million ACLARA stock options outstanding at June 30, 2006, each of which is entitled to a payment of $0.88 per share, but ONLY upon exercise of the option. In the aggregate the proceeds receivable by the Company upon such exercises is $7.1 million and the liability for CVR payments is $3.0 million. Cash received by the Company would therefore exceed the CVR liability by approximately $4.1 million. We recognize the liability for this CVR payment as the options vest and of the total potential liability of $3.0 million, $2.7 million is reflected as a liability at June 30, 2006 and the remaining $0.3 million will be recognized as the options vest, generally over the next two years. These payments will ONLY be made at the time of receipt by the Company of the related option exercise proceeds.

15.	What are the trends in your net losses?

Our net income/(loss) includes changes in the valuation of the CVR liability, which has been marked to market each quarter, as well as non-cash charges for stock-based compensation included in operating expenses and described in the immediately following question. The effect of these items generates significant fluctuations from quarter to quarter in net income/(loss). The table below shows the net income/(loss) both in accordance with GAAP and on a proforma basis, adjusted for these non-cash items.

$ millions

	2005				2006
	Q1	Q2	Q3	Q4	Q1	Q2
GAAP Net Income (Loss)	$(7.4)	$0.7	$(9.6)	$(21.3)	$(3.4)	$(21.8)
Contingent Valuation Rights Adjustment Included in Non-operating Income/Expense (1)	5.3	(4.0)	7.3	17.8	—	16.5
Contingent Valuation Rights Adjustment Included in Operating Income/Expense (2)	0.1	—	0.1	0.8	0.1	0.5
Stock-Based Compensation under APB 25	(2.1)	0.7	(0.6)	(0.9)	—	—
Stock-Based Compensation under SFAS 123R	—	—	—	—	1.8	1.5
Other (3)	—	—	—	—	—	—

Proforma Net Loss	$(4.1)	$(2.6)	$(2.8)	$(3.6)	$(1.5)	$(3.3)

(1)	Reflects the mark-to-market adjustments in respect of CVRs outstanding and in respect of CVRs associated with vested ACLARA options as of the closing of the merger with ACLARA on December 10, 2004.
(2)	Reflects stock-based compensation related to the CVRs vested during each period and the subsequent mark-to-market of those CVRs.
(3)	Reflects stock-based compensation related to consultant options that vested during each period.

16.	What are the trends in your operating expenses without the impact of the non-cash items?

Our operating expenses include non-cash amounts related to stock compensation. These non-cash amounts are (i) in 2005, the impact of variable accounting on all former ACLARA stock options as a result of the CVRs, (ii) in 2005 and 2006, recognition of expense based on the value of CVRs related to former ACLARA options that vested during the period, and (iii) in 2006, the impact of stock-based compensation in accordance with SFAS 123(R) which was adopted by us on January 1, 2006.

The table below shows for each operating expense category the amount that represents stock compensation and the balance that represents “proforma expenses.” Proforma expenses are all those expenses other than the non-cash stock compensation amounts described above. Certain amounts in Q1’05 and Q2’05 have been reclassified from research and development to cost of goods sold.

$millions

GAAP Expenses

	2005				2006
	Q1	Q2	Q3	Q4	Q1	Q2
Cost of Product Revenue	4.4	5.0	5.4	5.3	5.7	5.7
Research and Development	4.0	4.9	4.8	5.3	4.5	5.2
Sales and Marketing	2.5	3.3	3.1	3.7	3.4	4.0
General and Administrative	1.7	3.2	2.8	2.4	3.6	4.3

	12.6	16.4	16.1	16.7	17.2	19.2

Stock Based Compensation (1)

	2005				2006
	Q1	Q2	Q3	Q4	Q1	Q2
Cost of Product Revenue	0.0	0.0	0.0	0.0	0.2	0.1
Research and Development	(0.6)	0.3	(0.2)	0.3	0.5	0.8
Sales and Marketing	(0.2)	0.1	(0.1)	0.0	0.4	0.5
General and Administrative	(1.2)	0.3	(0.2)	(0.4)	0.8	0.6

	(2.0)	0.7	(0.5)	(0.1)	1.9	2.0

Proforma Expenses

	2005				2006
	Q1	Q2	Q3	Q4	Q1	Q2
Cost of Product Revenue	4.4	5.0	5.4	5.3	5.5	5.6
Research and Development	4.6	4.6	5.0	5.0	4.0	4.4
Sales and Marketing	2.7	3.2	3.2	3.7	3.0	3.5
General and Administrative	2.9	2.9	3.0	2.8	2.8	3.7

	14.6	15.7	16.6	16.8	15.3	17.2

(1)	Reflects stock-based compensation under APB25 in 2005 and under SFAS123(R) in 2006. Additionally, it includes stock-based compensation related to CVRs vested during each period, the subsequent mark-to-market of those CVRs and stock-based compensation related to consultant options that vested during each period.